                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT is made as of this 13th day of December 2004,

B E T W E E N:

                        VIVENTIA BIOTECH INC., a corporation continued under the laws of Ontario

                        (the "CORPORATION")

                        - and -

                        Michael Cross of the Town of Morrison, in the Province of Ontario

                        (the "EXECUTIVE")

RECITALS:

A. The Corporation and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them as regards the Executive's employment with the Corporation.

            NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.     DEFINITIONS

1.1.   In this Agreement,

      1.1.1. "AFFILIATE" has the meaning attributed to such term in the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto;

      1.1.2. "AGREEMENT" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this agreement and unless otherwise indicated, references to sections are to sections in this agreement;

      1.1.3. "BASIC SALARY" has the meaning attributed to such term in section 5.1;

      1.1.4. "BENEFITS" has the meaning attributed to such term in section 5.3;

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                                     - 2 -

      1.1.5. "BIO-PHARMACEUTICAL BUSINESS" has the meaning attributed to that term in section 2;

      1.1.6. "BONUS" has the meaning attributed to such term in section 5.2;

      1.1.7. "BOARD" means the board of directors of the Corporation;

      1.1.8. "BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

      1.1.9. "CONFIDENTIAL INFORMATION" means all confidential or proprietary information, intellectual property and confidential facts relating to and used or proposed to be used in the business of the Corporation and its Affiliates and includes all information which is confidential based upon its nature or the circumstances surrounding its disclosure, including such information acquired by the Executive during any period in which the Executive was affiliated with the Corporation in any capacity, including as an employee, director or shareholder, and includes, without limiting the generality of the foregoing, information:

      (a) relating to the Corporation's or an Affiliate's biotechnology or bio-pharmaceutical products and services, products and services related to bio-technology or the Bio-Pharmaceutical Business, or to the Corporation's or an Affiliate's research and development projects or plans;

      (b) relating to the Corporation's or an Affiliate's trade secrets, technology, patentable and unpatentable inventions, discoveries, texts, cell lines, nucleic acid, protein and peptide sequences, synthetic procedures, processes, test procedures and results, records, specifications, data, formulations, know-how, samples, specimens, manufacturing processes, toxicology, regulatory and clinical information;

      (c) relating to the Corporation's or an Affiliates business policies, strategies, operations, finances, plans or opportunities including the identity of, or particulars about, the Corporation's clients or suppliers or other Person with whom the Corporation has a business relationship; and

      (d) marked or otherwise identified as confidential, restricted, secret or proprietary including, without limiting the generality of the foregoing, information acquired by inspection or oral disclosure;

      provided that Confidential Information does not extend to the skill, expertise, know-how and experience of the Executive gained in the performance of his employment. The Confidentiality Agreement is attached as Schedule A.

      1.1.10. "DISABILITY" means the mental or physical state of the Executive such that the Executive has been unable as a result of illness, disease, mental or physical disability or similar cause to fulfil his obligations under this Agreement either for any consecutive four

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      month period or for any period of aggregating twelve (12) months (whether or not consecutive) in any consecutive twenty-four (24) month period;

      1.1.11. "EMPLOYMENT PERIOD" has the meaning attributed to such term in section 4;

      1.1.12. "ESA" means the Employment Standards Act, 2000 (Ontario) as the same may be amended from time to time and any successor legislation thereto;

      1.1.13. "JUST CAUSE" includes the willful failure of the Executive to properly carry out his duties after notice by the Corporation of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such notice, or theft, fraud, or dishonesty by the Executive involving the property, business or affairs of the Corporation or the carrying out of the Executive's duties or any other conduct or omission which is to be treated as just cause by the courts of Ontario from time to time;

      1.1.14. "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

      1.1.15. "RETIREMENT" means resignation of the Executive on or after the Executive attains the age of sixty-five (65);

      1.1.16. "SEVERANCE AMOUNT" has the meaning attributed to such term in section 9;

      1.1.17. "SUBSIDIARIES" has the meaning attributed to such term by the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto;

      1.1.18. "TERMINATION WITHOUT CAUSE" means termination for any reason other than for Just Cause or for Disability or by reason of resignation or Retirement by the Executive;

      1.1.19. "YEAR OF EMPLOYMENT" means any twelve (12) month period commencing on January 1, 2005 or on any anniversary of such date, provided that for the purposes of this Agreement, the "FIRST YEAR OF EMPLOYMENT" shall be deemed to commence on February 9, 2004 and to end on December 31, 2004.

2.     EMPLOYMENT OF THE EXECUTIVE

            The Corporation shall employ the Executive and the Executive shall serve the Corporation in the position of Chief Operating Officer. The Executive shall report to the President and CEO. In the capacity as Chief Operating Officer, the Executive will play an important strategic role in the conduct of the business and will be privy to, and acquire detailed

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knowledge of, Confidential Information and other business sensitive information about the Corporation and its Affiliates and will assist in the business of:

            2.1.1.1. research, development, clinical trials, regulatory compliance, marketing, sales, manufacturing, distribution, licensing or other exploitation of:

            2.1.1.2. monoclonal antibody products, including without limitation human monoclonal antibodies;

            2.1.1.3. the use of the human immune system to identify therapeutically or diagnostically relevant antibodies and their cognate antigens for cancer;

            2.1.1.4. and any exploitation thereof, related research, products and services to any of the above and products derived from any of the above

         (the "BIO-PHARMACEUTICAL BUSINESS").

Without limiting the generality of the foregoing, the Executive's duties shall include:

2.2. management of activities that relate to the Bio-Pharmaceutical Business, including operational development (process development, manufacturing, quality control, quality assurance, metrology, IT and engineering) and production and other activities as directed by the President or Board of Directors

3.    PERFORMANCE OF DUTIES

            The Executive represents and warrants that neither his execution of the Employment Agreement nor his performance of the duties and obligations set out in the Employment Agreement does or will violate or breach any obligation he may have to any third party or imposed by statute, contract or order of any judicial or quasi-judicial authority. During the Employment Period, the Executive shall faithfully, honestly and diligently serve the Corporation. The Executive shall (except in the case of illness or accident) devote all of his working time and attention to his employment and shall use his best efforts to promote the interests of the Corporation. Duties and responsibilities of the Executive are outlined in Appendix B.

4.    EMPLOYMENT PERIOD

            The term of employment of the Executive under this Agreement will commence on February 9, 2004 and will continue until terminated in accordance with section 8 of this Agreement (the "EMPLOYMENT PERIOD").

5.    REMUNERATION

5.1. Basic Remuneration. The Corporation shall pay the Executive a gross annual salary of $180,000 (the "BASIC SALARY") payable in periodic equal instalments in accordance with

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                                     - 5 -

      the practices of the Corporation applicable to its other senior executives. The corporation shall review the compensation of the Executive on an annual basis (minimally) and make recommendations to the Board (or Compensation Committee) regarding any changes to the basic remuneration of the Executive.

5.2. Bonus Remuneration. The Board may award the Executive, an annual bonus of cash, stock options, other share based compensation or any combination thereof. Such bonus shall be awarded in the sole discretion of the Board (the "BONUS") at the recommendation of the Chief Executive Officer. Each year, at the time that the Board approves the Corporation's annual business plan and annual budget, the Executive and the Board (or a committee thereof) shall mutually agree on the objectives upon which any Bonus shall be based. Such objectives may include subjective and objective criteria.

5.3. Benefits. The Corporation shall provide to the Executive, in addition to Basic Salary and Bonus, if any, the benefits (the "BENEFITS") generally available to the executives of the Corporation, such benefits to be provided in accordance with, to the extent permitted by and subject to the terms and conditions of the applicable fund, plan or arrangement relating thereto in effect from time to time. The Corporation acknowledges that the Executive shall be subject to the provisions of the Corporation's liability insurance for directors and officers. The Corporation shall maintain a life insurance policy for the Executive in the amount of $1,000,000 during the term of the Executives relationship with the Corporation. Such policy will be for the benefit of the Executive's family at the death of the Executive.

5.4.  Pro-Rata Entitlement in First Year of Employment. Notwithstanding sections
      5.1 and 5.2 hereof (i) the Basic Salary shall be prorated in respect of the First Year of Employment such that the Executive shall be entitled to receive and the Corporation shall be required to pay in respect of such year only that proportion of the Basic Salary that the number of days in the First Year of Employment is to 365; and (ii) any bonus payable in respect of the First Year of Employment shall be awarded in the sole discretion of the Board.

5.5. Pro-Rata Entitlement in the Event of Termination. If the Executive's employment is terminated pursuant to section 8.1.1, 8.1.2, or 8.1.3, bonus, if any, will be payable at the board's discretion.

      If the Executive dies or retires during the Employment Period, the Executive shall be entitled to receive in respect of his entitlement to bonus remuneration and the Corporation shall be required to pay in respect thereof, only that proportion of the bonus remuneration in respect of the year of employment at which the effective date of the termination of employment or the date of death occurs that the number of days elapsed from the commencement of such year of employment to the effective date of termination or the date of death is to 365, provided that said bonus shall be equal to or greater than 66% of the bonus remuneration the Executive earned in the year proceeding termination.

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                                     - 6 -

6.    EXPENSES & CAR ALLOWANCE

            The Corporation shall pay or reimburse the Executive for all travel and out-of-pocket expenses reasonably incurred or paid by the Executive in the performance of his duties and responsibilities upon presentation of expense statements or receipts or such other supporting documentation as the Corporation may reasonably require. All travel and other expenses incurred by the Executive shall be in accordance with the Corporation's travel and expense policies.

In accordance with the Corporation's current policy governing the provision of automobiles to executive personnel, the Corporation shall provide the Executive with a monthly car allowance of $900.00 per month payable in periodic equal instalments in accordance with the practices of the Corporation applicable to its other senior executives. At the time of the Annual Budget review, the Corporation shall review the provision of automobiles to the Executive.

7.    VACATION

The Executive shall be entitled while employed by the Corporation to four weeks vacation with pay per year. Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operations and no more than two (2) weeks of vacation shall be taken consecutively. If the Executive has not taken the full vacation to which the Executive is entitled in any calendar year, the Executive will be paid at the end of such calendar year Basic Salary in respect of the accrued unused vacation. Except as required under the ESA, the Executive shall not be entitled to carry over any unused portion of vacation to the following calendar year and will lose the entitlement to such unused portion. Notwithstanding the foregoing, in the event that the Executive's employment is terminated pursuant to section 8, the Executive shall not be entitled to receive any payment in lieu of any accrued unused vacation except to the extent, if any, required by the ESA.

8.     TERMINATION

8.1.   Notice. The Executive's employment shall terminate or be terminable:

      8.1.1. by the Executive on three (3) months prior written notice to the Corporation;

      8.1.2. by the Corporation at any time without prior notice and, subject to the provisions of the ESA and the Human Rights Code (Ontario), without further obligation to the Executive for reasons of Just Cause or because of the occurrence of Disability;

      8.1.3. by the Corporation, for any reason other than for Just Cause or Disability, at any time without prior notice and without further obligation to the Executive other than those obligations of the Corporation set out in section 9 of this Agreement;

      8.1.4. upon the death of the Executive; and

      8.1.5. upon the Retirement of the Executive.

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                                     - 7 -

8.2. Effective Date. The effective date on which the Executive's employment shall be terminated shall be:

      8.2.1. in the case of termination pursuant to section 8.1.1, the last day of the three (3) month period set out in the notice;

      8.2.2. in the case of termination pursuant to sections 8.1.2 and 8.1.3, the day the Executive is deemed, under section 12 to have received notice from the Corporation of such termination;

      8.2.3. in the event of the death of the Executive, on the date of his death; and

      8.2.4. in the event of the Retirement of the Executive, on the date of his Retirement.

9.     PAYMENTS ON TERMINATION OF EMPLOYMENT

       (a) If the Executive's employment is terminated as a result of Termination Without Cause, the Corporation shall (subject to the Executive's obligations contained herein):

            (i) for a period of 12 months from the effective date of Termination Without Cause make the following payments (collectively referred to herein as the "SEVERANCE AMOUNT") to the Executive. In addition, the period of termination payments and benefits shall be extended by one month for each additional year of employment completed by the Executive commencing February 9, 2004:

                        (I) payments to the Executive in the same amount and on the same basis as the Basic Salary being paid to the Executive immediately prior to the effective date of termination; and

                        (II) continue to provide the Executive with Benefits, in accordance with, and to the extent permitted by and subject to the terms and conditions of the applicable fund, plan or arrangement relating thereto;

                        (III) payment to the Executive up to a maximum of
                              $10,000.00 to cover all costs associated with career relocation and outplacement services obtained by the Executive, upon presentation of receipts.

            (ii) all payments made to the Executive shall be subject to applicable deductions and withholdings and shall be in full satisfaction of any and all entitlement that the Executive may have to notice of termination or payment in lieu thereof, severance pay and any other payments to which the Executive may otherwise be entitled to pursuant to ESA and any other applicable law. The Corporation shall cooperate with the Executive with

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                  respect to the payment of all payments due on termination such that the Executive shall be entitled to obtain the benefit of any tax shelters or strategies that may be available or may become available;

            (iii) notwithstanding any other provisions in this Agreement, the exercise of the Executive's options will be in accordance with the terms of the Viventia Biotech Inc. Share Option Plan, attached as Schedule C.;

            (iv) if, following Termination Without Cause, the Executive breaches any of the provisions of the Confidential Information, Intellectual Property, Non-Competition and Non-Solicitation Agreement (attached as Appendix A), the Executive shall not be eligible, as of the date of such breaches for any Severance Amount and all obligations of the Corporation to pay the Executive the Severance Amount shall (subject to applicable minimum amounts payable pursuant to the ESA) cease.

10.   REMEDIES

            The Executive acknowledges that a breach or threatened breach by the Executive of the provisions of the Confidential Information, Intellectual Property, Non-Competition and Non-Solicitation Agreement will result in the Corporation and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

11.   CO-OPERATION BY EXECUTIVE

            The Executive shall co-operate in all respects with the Corporation if the question arises as to whether a Disability has occurred. Without limiting the generality of the foregoing, the Executive, or his representatives, shall authorize the Executive's medical doctor or other health care specialist to discuss the condition of the Executive with the Corporation and shall submit to examination by a medical doctor or other health care specialist mutually selected by both the Corporation and the Executive's Power of Attorney or personal representative.

12.   NOTICES

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if mailed by registered mail, shall be deemed to have been received on the day such mail is delivered by the post office,

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                                     - 9 -

or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

if to the Executive:

      Dr. Michael Cross
      28 Telfer Glen Road
      Morriston, Ontario
      N0B 2C0

if to the Corporation:

      Viventia Biotech Inc.
      10 Four Seasons Place
      Suite 501
      Toronto, Ontario
      M9B 6H7

Attention:                     President and Chief Executive Officer
Telecopier number:             (416) 335-9306

13.   HEADINGS

            The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

14.   INVALIDITY OF PROVISIONS

            Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

15.   ENTIRE AGREEMENT

            This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior

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                                     - 10 -

agreements, if any, written or oral, with respect to the Executive's employment by the Corporation and any rights which the Executive may have by reason of any such prior agreement or by reason of the Executive's prior employment, if any, by the Corporation. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

16.   WAIVER, AMENDMENT

            Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

17.   GOVERNING LAW

            This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

18.   COUNTERPARTS

            This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

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                                     - 11 -

19.    ACKNOWLEDGEMENT

            The Executive acknowledges that:

19.1. the Executive has had sufficient time to review and consider this Agreement thoroughly;

19.2. the Executive has read and understands the terms of this Agreement and the Executive's obligations hereunder;

19.3. the Executive has been given an opportunity to obtain independent legal advice, or such other advice as the Executive may desire, concerning the interpretation and effect of this Agreement; and

19.4. this Agreement is entered into voluntarily and without any pressure.

            IN WITNESS WHEREOF the parties have executed this Agreement.

                                        VIVENTIA BIOTECH INC.

                                   }

                                        By: __________________________________
                                             Name:  Nick Glover

                                             Title: President and Chief
                                                    Executive Officer

                                             I/We have the authority to bind the
                                             corporation

SIGNED, SEALED AND DELIVERED
     in the presence of

___________________________________     ______________________________________
 Witness                                 Michael Cross

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                                                                               1

                                   Appendix A

                              VIVENTIA BIOTECH INC.

                CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY,
                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

            In consideration of my employment with Viventia Biotech Inc. ("VIVENTIA"), I acknowledge, understand and agree with Viventia as follows:

1.    PROTECTION OF CONFIDENTIAL INFORMATION.

All Confidential Information (as defined in paragraph 2 below) whether it is developed by me or by others employed or engaged by or associated with Viventia, is the exclusive and confidential property of Viventia and will at all times be regarded, treated and protected as such, as provided in this Agreement. Failure to mark any written material as confidential will not affect the confidential nature of such written material or the information contained therein.

2.    DEFINITION OF CONFIDENTIAL INFORMATION.

"CONFIDENTIAL INFORMATION" means all information, intellectual property (including trade secrets) and facts, relating to and used or proposed to be used in the business of Viventia and its affiliates, acquired by the Executive during any period in which the Executive was affiliated with Viventia in the capacity of an Executive, director or shareholder which is confidential based upon its nature or the circumstances surrounding its disclosure, and includes, without limiting the generality of the foregoing information:

      (i) relating to Viventia's or an affiliate's products and services or to Viventia's or an affiliate's research and development projects or plans;

      (ii) relating to Viventia's or an affiliate's trade secret, technology, patentable and unpatentable inventions, discoveries, processes, test procedures and results, records, specifications, data formulations, formulas, know-how, samples, specimens, manufacturing processes and regulatory information; or

      (iii) relating to Viventia's or an affiliate's business policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, Viventia's or an affiliate's clients or suppliers.

3.    EXCLUSIONS FROM CONFIDENTIAL INFORMATION.

"CONFIDENTIAL INFORMATION" will not include information publicly known that is generally used by persons in my current position with Viventia, and the general skills and experience gained during my employment with or engagement by Viventia which I could reasonably have been expected to acquire in similar employment with or engagement by other companies. The phrase "PUBLICLY KNOWN" shall mean readily accessible to the public in written publications without breach of this or similar agreements. The burden of proving that information or skills and experience are Confidential Information shall be on the party asserting such exclusion. "CONFIDENTIAL INFORMATION" shall also not include information the disclosure of which is

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                                                                               2

                                   Appendix A

required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided to Viventia, and (to the extent possible in the circumstances) Viventia is afforded an opportunity to dispute the requirement.

4.    COVENANTS RESPECTING CONFIDENTIAL INFORMATION.

As a consequence of my acquisition of Confidential Information, I will occupy a position of trust and confidence with respect to Viventia's affairs and business. In view of the foregoing and of the consideration to be provided to me by Viventia, I agree that it is reasonable and necessary for me to make the following covenants regarding my conduct during and subsequent to my employment with or engagement by Viventia. I hereby agree as follows:

      (i) Non-Disclosure. During and after my employment with or engagement by Viventia, I will not disclose Confidential Information to any person or entity other than as necessary in carrying out my duties on behalf of Viventia, without first obtaining Viventia 's consent, and I will take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. This prohibition against disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity, and I understand that such similarity does not excuse me from abiding by my covenants and other obligations under this Agreement.

      (ii) Using, Copying, etc. During and after my employment with or engagement by Viventia, I will not use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out my duties on behalf of Viventia, without first obtaining Viventia 's consent, and I will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. The prohibition against my use, copying, transfer or destruction of Confidential Information includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services (including software in any form) which embody or are derived from Confidential Information, or exercising judgment or performing analysis based upon knowledge of Confidential Information.

5.    INTELLECTUAL PROPERTY RIGHTS.

I agree to disclose to Viventia all information relating to Intellectual Property (as defined below) prior to any public disclosure thereof, including but not limited to the nature of the Intellectual Property, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights developed by me during my employment with Viventia, either individually or in collaboration with others, which relates directly or indirectly to the business of Viventia. I acknowledge and agree that all right, title and interest whatsoever in and to the Intellectual Property, including the foregoing and any copyright, is and will be the exclusive property of Viventia and it will have absolute discretion to determine how such Intellectual Property is used. All work done while I am employed by Viventia is a

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                                                                               3

                                   Appendix A

work for hire under which Viventia is the first owner for copyright purposes and any and all copyright will vest in Viventia. I hereby waive all moral rights that I may have in the Intellectual Property and agree that this waiver may be invoked by Viventia, and by any of its authorized agents or assignees, to use any of the Intellectual Property. I agree that, in performing my duties as an Executive of Viventia, I will not use or disclose any information that is confidential to any third party or that is subject to the copyright, patent, trade secret, or topography, rights of any third party. I agree to execute all such instruments and do all such things as may be reasonably necessary or desirable to give full effect to the foregoing and will cooperate and assist Viventia in enforcing its rights under this paragraph.

"INTELLECTUAL PROPERTY" means all legally recognized rights, including patents, copyrights, trade marks, topographies, and trade secrets which result or derive from my services provided to Viventia or with the knowledge or use of Confidential Information, and includes, but is not limited to developments, inventions, designs, works of authorship, improvements and ideas, whether or not patentable or copyrightable, conceived or made by me (individually or in collaboration with others) during my employment with Viventia or which result from or derive from Viventia's resources or which are reasonably related to the business of Viventia.

6.    NON-SOLICITATION.

      (a) No Solicitation.

      I acknowledge the importance to the business carried on by Viventia of the human resources engaged and developed by it and the unique access my employment offers to interfere with these resources. Accordingly, I will not while employed or engaged by Viventia and for 12 months thereafter, hire, engage or retain or induce or solicit, attempt to induce or solicit or assist any third party in hiring, engaging or retaining or inducing or soliciting any employee or consultant of the Company, to leave the Company or to accept employment or engagement elsewhere.

7.    NON-COMPETITION.

I will not, while employed or engaged by Viventia and for 12 months thereafter, directly or indirectly, in any manner whatsoever including either individually, or in partnership, jointly or in conjunction with any other person, or as principal, agent, owner, consultant, contractor, Executive, officer, director, advisor or shareholder:

      (i)   be engaged in any undertaking;

      (ii) have any financial or other interest (including an interest by way of royalty or compensation arrangements) in or in respect of the business of any person which carries on a business; or

      (iii) advise, render or provide services to, lend money to or guarantee the debts or obligations of any person that carries on a business;

                                   Appendix A

in any province of Canada or any state of the United States, if, at the relevant time, Viventia is carrying on business in such province or state, which is a Competitive Business (as defined below).

"COMPETITIVE BUSINESS" means any Bio-Pharmaceutical Business in Canada and the United States that involves the use of anti-cancer antibody-cytotoxin conjugates.

8.    CERTAIN WARRANTIES, COVENANTS AND REMEDIES.

(a) I agree that my obligations as set forth in this Agreement will commence as of the date on which I was first employed by Viventia.

(b) I acknowledge that a breach by me of this Agreement will result in Viventia, its affiliates and shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, I agree that Viventia will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which Viventia may become entitled if I breach or threaten to breach this Agreement.

(c) My obligations under this Agreement are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, of this Agreement or my employment agreement by Viventia.

9.    BINDING EFFECT.

This Agreement shall be binding on me and my heirs, executors and legal representatives.

10.   GOVERNING LAWS.

This Agreement shall be governed by the laws in force in the Province of Ontario.

11.   OTHER AGREEMENTS.

This Agreement is supplemental to and separate from the agreement under which I am employed or engaged by Viventia. However, if there is any conflict or inconsistency between the provisions of such other agreement and this Agreement, the provisions of this Agreement will govern and prevail.

                                   Appendix A

            IN WITNESS WHEREOF, I have signed and sealed this Agreement as of the date set forth below.

SIGNED, SEALED AND DELIVERED
     in the presence of

___________________________________      _____________________________________
 Witness                                  Michael Cross

                                   Appendix B

Viventia Biotech Inc.

Job Profile for: Chief Operating Officer (COO)

Duties and Responsibilities:

      - The COO reports directly to the CEO, and is the second most senior member of the Company's executive management team.

      - Directs, manages and co-ordinates the operational activities of the Company according to the policies and objectives established by the President and CEO & by the Board of Directors.

      - Assists the President & CEO in establishing policies and objectives concerning the operations, financial performance, and strategic growth of the Company.

      - The COO directs management in matters concerning the operational development, production, and implementation of the Company's products and services.

      -     The COO has responsibility for a variety of operational Departments:
            Process Development, Production, Manufacturing, CMC, Quality Control, Quality Assurance, Engineering, IT and Metrology. Other direct reports may evolve or be added according to strategic and/or operational growth of the Company, or as requested by the President & CEO.

      - Formulates, recommends and directs budgetary and operational objectives as well as the development of short and long-term strategic plans for assigned departments and oversees their implementation.

      - The COO directs, co-ordinates, evaluates and controls the operating performance of the assigned departments and optimizes the use of human, material and financial resources.

      - The COO will be responsible for overseeing the conception and implementation of activities relating to the flow of the Company's products through production following process transfer, including the transfer process, scale-up, GMP production, downstream processing, quality control and assurance, regulatory compliance, etc.

      - The COO formulates, recommends and oversees the implementation of manufacturing, quality and facility short and long-term strategic plans, including GMP compliance according to development stage, facility improvements, commercial scale plant and infrastructure enhancements, etc.

      - The COO will be expected to provide strategic and practical assistance to the development and implementation of the Company's financing and corporate communications plans.

      - The COO will provide strategic and practical support for the Company's financial department.

      - The COO will assist in various business development related activities, as requested by the President & CEO.

      -     The COO will perform other duties as assigned by the President &
            CEO.